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EXHIBIT INDEX

Exhibit 1.3 Resolution of the Board of Directors of American Enterprise Life dated July 15, 1987

Exhibit  3     Form of Selling Agreement

Exhibit  9     Opinion of Counsel

Exhibit  10    Consent of Independent Auditors

Exhibit 13 Schedule of computation of each performance quotation provided in the Registration Statement in response to Item 21